Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-68019 and No. 333-101426) and Form S-8 (No. 333-76655, No. 333-101422, and No. 333-127196) of Marvel Entertainment, Inc. of our report dated February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 2, as to which the date is September 18, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 18, 2009